CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,083,000	$147.72

Pricing supplement no. 1304
To prospectus dated November 14, 2011,
prospectus supplement dated November 14, 2011,
product supplement no. 21-II dated April 2, 2013 and
underlying supplement no. 1-I dated November 14, 2011	Registration Statement No. 333-177923 Dated April 25, 2013 Rule 424(b)(2)

Structured Investments	$1,083,000 Annual Auto Callable Notes due April 29, 2016 Linked to the Lesser Performing of the Hang Seng China Enterprises Index and the iShares® MSCI Emerging Markets Index Fund

General

•	The Notes are designed for investors who seek early exit prior to maturity at a premium if, on any Call Valuation Date, the closing level of each of the Hang Seng China Enterprises Index and the iShares® MSCI Emerging Markets Index Fund is at or above its Call Level. If the Notes have not been automatically called, investors will receive their principal back at maturity if the Final Level of each Underlying is equal to or greater than 75% of its Initial Level, but will lose some or all of their principal if the Final Level of either Underlying is less than 75% of its Initial Level. Investors in the Notes should be willing to accept this risk of loss and be willing to forgo interest and dividend payments, in exchange for the opportunity to receive a premium payment if the Notes are automatically called. Any payment on the Notes is subject to the credit risk of JPMorgan Chase & Co.
•	The first Call Valuation Date, and therefore the earliest date on which an automatic call may be initiated, is April 25, 2014*.
•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing April 29, 2016*
•	The payment at maturity is not linked to a basket composed of the Underlyings. The payment at maturity is linked to the performance of each of the Underlyings individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof

Key Terms

Underlyings:	The Hang Seng China Enterprises Index (Bloomberg ticker: HSCEI) (the “Index”) and the iShares® MSCI Emerging Markets Index Fund (Bloomberg ticker: EEM) (the “Fund”) (each, an “Underlying” and collectively, the “Underlyings”)
Automatic Call:	If the closing level of each Underlying on any Call Valuation Date is greater than or equal to the applicable Call Level, the Notes will be automatically called for a cash payment per $1,000 principal amount Note that will vary depending on the applicable Call Valuation Date and Call Premium Percentage and that will be payable on the applicable Call Settlement Date.
Call Level:	With respect to each Underlying, an amount that represents 100% of its Initial Level for the first Call Valuation Date, 100% of its Initial Level for the second Call Valuation Date, and 90% of its Initial Level for the final Call Valuation Date (in the case of the Fund, subject to adjustments)
Payment if Called:

For every $1,000 principal amount Note, you will receive one payment of $1,000 plus a call premium amount, calculated as follows:

• 12.25% × $1,000 if automatically called on the first Call Valuation Date

• 24.50% × $1,000 if automatically called on the second Call Valuation Date

• 36.75% × $1,000 if automatically called on the final Call Valuation Date

Payment at Maturity:

If the Notes have not been automatically called and the Final Level (i.e., the closing level on the final Call Valuation Date) of each Underlying is greater than or equal to its Barrier Level, you will receive the principal amount of your Notes at maturity.

If the Notes have not been automatically called and the Final Level of either Underlying is less than its Barrier Level, you will lose 1% of the principal amount of your Notes for every 1% that the Final Level of the Lesser Performing Underlying is less than its Initial Level, and your payment at maturity per $1,000 principal amount Note will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Underlying Return)

If the Notes have not been automatically called and the Final Level of either Underlying is less than its Barrier Level, you will lose more than 25% of your principal amount and may lose all of your principal amount at maturity.

Barrier Level:	With respect to each Underlying, an amount that represents 75% of its Initial Level, which was 8,079.57 for the Index and $32.0025 initially for the Fund, subject to adjustments
Initial Valuation Date:	April 25, 2013
Settlement Date:	On or about April 30, 2013
Call Valuation Dates*:	April 25, 2014 (first Call Valuation Date), April 27, 2015 (second Call Valuation Date) and April 26, 2016 (final Call Valuation Date)
Call Settlement Dates*:	The third business day after the applicable Call Valuation Date, except that the final Call Settlement Date is the Maturity Date
Maturity Date*:	April 29, 2016
Other Key Terms:	See “Additional Key Terms” in this pricing supplement
CUSIP:	48126DK40
*	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” and “Description of Notes — Postponement of a Review Date” in the accompanying product supplement no. 21-II

Investing in the Annual Auto Callable Notes involves a number of risks. See “Risk Factors” beginning on page PS-11 of the accompanying product supplement no. 21-II, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1-I and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per Note	$1,000	$25.30	$974.70
Total	$1,083,000	$27,399.90	$1,055,600.10
(1)	The price to the public includes the estimated cost of hedging our obligations under the Notes through one or more of our affiliates.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission of $25.30 per $1,000 principal amount Note and will use a portion of that commission to allow selling concessions to other affiliated or unaffiliated dealers of $20.00 per $1,000 principal amount Note. This commission includes the projected profits that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-61 of the accompanying product supplement no. 21-II.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

April 25, 2013

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these Notes are a part, and the more detailed information contained in product supplement no. 21-II dated April 2, 2013 and underlying supplement no 1-I dated November 14, 2011. This pricing supplement, together with the documents listed below, contains the terms of the Notes, supplements the term sheet related hereto dated April 2, 2013 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 21-II and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 21-II dated April 2, 2013: http://www.sec.gov/Archives/edgar/data/19617/000095010313002142/crt_dp37367-424b2.pdf
•	Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf
•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Underlying Return:	With respect to each Underlying: Final Level – Initial Level Initial Level
Initial Level:	With respect to the Index, the closing level of that Underlying on the Initial Valuation Date, which was 10,772.76. With respect to the Fund, the closing level of the Fund on the Initial Valuation Date, which was $42.67, divided by the Share Adjustment Factor
Share Adjustment Factor:	With respect to the Fund, set equal to 1.0 on the Initial Valuation Date and subject to adjustment under certain circumstances. See “General Terms of Notes — Additional Fund Provisions — Anti-Dilution Adjustments” in the accompanying product supplement no. 21-II.
Final Level:	With respect to each Underlying, the closing level of that Underlying on the final Call Valuation Date
Lesser Performing Underlying:	The Underlying with the Lesser Performing Underlying Return
Lesser Performing Underlying Return:	The lower of the Underlying Returns of the Underlyings

Supplemental Terms of the Notes

For purposes of the Notes offered by this pricing supplement, all references to each of the following defined terms used in the accompanying product supplement will be deemed to refer to the corresponding defined term used in this pricing supplement, as set forth in the table below:

Product Supplement Defined Term	Term Sheet Defined Term
Ending Index Level / Final Share Price	Final Level
Initial Index Level / Initial Share Price	Initial Level
Index closing level / closing price	closing level
Review Date	Call Valuation Date
pricing date	Initial Valuation Date
call premium	Call Premium Percentage

For purposes of the Notes offered by this pricing supplement, all references to the “Contingent Buffer Amount” in the accompanying product supplement will be deemed to refer to “1 – Barrier Level,” where “Barrier Level” has the meaning assigned to it in this pricing supplement.

JPMorgan Structured Investments —	PS-1
Annual Auto Callable Notes Linked to the Lesser Performing of the Hang Seng China Enterprises Index and the iShares® MSCI Emerging Markets Index Fund

Selected Purchase Considerations

•	APPRECIATION POTENTIAL — If the closing level of each Underlying is greater than or equal to the applicable Call Level on any Call Valuation Date, your investment will yield a payment per $1,000 principal amount Note of $1,000 plus: (i) 12.25% × $1,000 if automatically called on the first Call Valuation Date, (ii) 24.50% × $1,000 if automatically called on the second Call Valuation Date or (iii) 36.75% × $1,000 if automatically called on the final Call Valuation Date. Because the Notes are our unsecured and unsubordinated obligations, payment of any amount on the Notes is subject to our ability to pay our obligations as they become due.
•	Potential Early Exit With Appreciation As a Result of Automatic Call Feature — While the original term of the Notes is approximately three years, the Notes will be automatically called before maturity if the closing level of each Underlying is at or above the applicable Call Level on any Call Valuation Date and you will be entitled to the applicable payment corresponding to that Call Valuation Date as set forth on the cover of this pricing supplement.
•	LIMITED PROTECTION AGAINST LOSS — If the Notes have not been automatically called, we will pay you your principal back at maturity if the Final Level of each Underlying is equal to or greater than its Barrier Level. If the Notes have not been automatically called and the Final Level of each Underlying is less than its Barrier Level, you will lose more than 25% of your principal amount and may lose all of your principal amount at maturity.
•	POTENTIAL FOR 36.75% RETURN ON THE FINAL CALL VALUATION DATE, EVEN IF THE UNDERLYING RETURN IS NEGATIVE — The Call Level for each Underlying for the final Call Valuation Date is set at 90% of its Initial Level. Accordingly, you will receive a payment of $1,367.50 per $1,000 principal amount Note after the final Call Valuation Date, even if the Final Level of each Underlying reflects a decline of up to 10% from its Initial Level.
•	EXPOSURE TO EACH OF THE UNDERLYINGS — The return on the Notes is linked to the Lesser Performing Underlying, which will be either the Hang Seng China Enterprises Index or the iShares® MSCI Emerging Markets Index Fund.

The Hang Seng China Enterprises Index is a market-capitalization weighted index consisting of all the Hong Kong listed H-shares of Chinese enterprises one year after the first H-share company was listed on The Stock Exchange of Hong Kong Ltd. H-shares are Hong Kong listed shares, traded in Hong Kong dollars, of Chinese state-owned enterprises. For additional information about the Hang Seng China Enterprises Index, see the information set forth under “Equity Index Descriptions — The Hang Seng China Enterprises Index” in the accompanying underlying supplement no. 1-I.

The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund of iShares, Inc., a registered investment company, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index, which we refer to as the “Underlying Index.” The Underlying Index is a free-float adjusted market capitalization index that is designed to measure equity market performance of global emerging markets. For additional information on the iShares® MSCI Emerging Markets Index Fund, see the information set forth under “Fund Descriptions — The iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement no. 1-I.

•	CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 22-II. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, the gain or loss on your notes should be treated as short-term capital gain or loss unless you hold your notes for more than a year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment of the notes, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these

JPMorgan Structured Investments —	PS-2
Annual Auto Callable Notes Linked to the Lesser Performing of the Hang Seng China Enterprises Index and the iShares® MSCI Emerging Markets Index Fund

instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders - Additional Tax Consideration

Non-U.S. Holders should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments to account for extraordinary dividends) that are paid or “deemed paid” after December 31, 2013 under certain financial instruments, if certain other conditions are met. While significant aspects of the application of these proposed regulations to the notes are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to notes held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations. If withholding is required, we will not be required to pay any additional amounts with respect to amounts so withheld.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in one or both of the Underlyings or any of the equity securities included in or held by the Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 21-II dated April 2, 2013 and in the “Risk Factors” section of the accompanying underlying supplement no. 1-I dated November 14, 2011.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal. If the Notes have not been automatically called, the return on the Notes at maturity is linked to the performance of the Lesser Performing Underlying and will depend on the extent to which the Underlying Return is negative. If the Notes have not been automatically called and the Final Level of either Underlying is less than its Barrier Level, for every 1% that the Final Level of the Lesser Performing Underlying is less than its Initial Level, you will lose an amount equal to 1% of the principal amount of your Notes. Accordingly, under these circumstances, you will lose more than 25% of your principal amount and may lose all of your principal amount at maturity.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The Notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the Notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the Notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the Notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.
•	LIMITED RETURN ON THE NOTES — Your potential gain on the Notes will be limited to the Call Premium Percentage applicable to the Call Valuation Dates, as set forth on the cover of this pricing supplement, regardless of the appreciation in the value of either Underlying, which may be significant. Because the closing level of either Underlying at various times during the term of the Notes could be higher than on the Call Valuation Dates, you may receive a lower payment if the Notes were automatically called or at maturity, as the case may be, than you would have if you had invested directly in either Underlying.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Notes and the value of the Notes. It is possible that hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the Notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 21-II for additional information about these risks.
•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE VALUE OF EACH UNDERLYING — Your return on the Notes and any payment on the Notes is not linked to a basket consisting of the Underlyings. If the Notes are not automatically called, your payment at maturity is contingent upon the performance of each individual
JPMorgan Structured Investments —	PS-3
Annual Auto Callable Notes Linked to the Lesser Performing of the Hang Seng China Enterprises Index and the iShares® MSCI Emerging Markets Index Fund

Underlying such that you will be equally exposed to the risks related to both of the Underlyings. Poor performance by either of the Underlyings over the term of the Notes could result in the Notes not being automatically called on a Call Valuation Date, may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Underlying. Accordingly, your investment is subject to the risk of decline in the closing level of each Underlying.

•	THE BENEFIT PROVIDED BY THE BARRIER LEVEL MAY TERMINATE ON THE FINAL VALUATION DATE — If the Notes have not been automatically called and the closing level of either Underlying on the Final Valuation Date (i.e., the Final Level) is less than its Barrier Level, the benefit provided by the Barrier Level will terminate and you will be fully exposed to any depreciation in the Lesser Performing Underlying.
•	REINVESTMENT RISK — If your Notes are automatically called early, the term of the Notes may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the maturity date.
•	CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While any payment on the Notes described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the estimated cost of hedging our obligations under the Notes. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below.

The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Fund or the securities included in or held by the Underlyings would have.
•	NON-U.S. SECURITIES RISK — The equity securities included in or held by the Underlyings have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.
•	NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES FOR THE INDEX — The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities underlying the Index are based, although any currency fluctuations could affect the performance of the Index. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity.
•	THERE ARE RISKS ASSOCIATED WITH THE FUND — Although shares of the Fund are listed for trading on NYSE Arca and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market. The Fund is subject to management risk, which is the risk that the investment strategy of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund and, consequently, the value of the Notes.
•	DIFFERENCES BETWEEN THE FUND AND THE UNDERLYING INDEX — The Fund does not fully replicate the Underlying Index, the Fund may hold securities not included in the Underlying Index and the Fund’s performance will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index, all of which may lead to a lack of correlation between the Fund and the Underlying Index. In addition, corporate actions with respect to the equity securities held by the Fund (such as mergers and spin-offs) may impact the variance between the Fund and the Underlying Index. Finally, because the shares of the Fund are traded on NYSE Arca, and are subject to market supply and investor demand, the
JPMorgan Structured Investments —	PS-4
Annual Auto Callable Notes Linked to the Lesser Performing of the Hang Seng China Enterprises Index and the iShares® MSCI Emerging Markets Index Fund

market value of one share of the Fund may differ from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the Underlying Index.

•	THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED - The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes may be materially and adversely affected.
•	EMERGING MARKETS RISK — The equity securities underlying the Fund have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Any of the foregoing could adversely affect the market value of shares of the Fund and the Notes.
•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK FOR THE FUND — Because the prices of the equity securities held by the Fund are converted into U.S. dollars for the purposes of calculating the net asset value of the Fund, holders of the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Fund trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities denominated in those currencies in the Fund. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the net asset value of the Fund will be adversely affected and the payment at maturity, if any, may be reduced. Of particular importance to potential currency exchange risk are:
•	existing and expected rates of inflation;
•	existing and expected interest rate levels;
•	the balance of payments;
•	political, civil or military unrest in the issuing countries of those currencies and the United States; and
•	the extent of government surpluses or deficits in issuing countries of those currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of issuing countries of those currencies and the United States and other countries important to international trade and finance.

•	LACK OF LIQUIDITY — The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.
•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the levels of each Underlying on any day, the value of the Notes will be impacted by a number of economic and market factors that may either offset or magnify each other, including:
•	the actual and expected volatility in the level of the Underlyings;
•	the time to maturity of the Notes;
•	the dividend rates on the equity securities included in or held by the Underlyings;
•	the likelihood of an automatic call being triggered;
•	interest and yield rates in the market generally;
•	a variety of economic, financial, political, regulatory and judicial events;
•	the expected positive or negative correlation between the Underlyings, or the expected absence of any such correlation;
•	the exchange rate and volatility of the exchange rate between the U.S. dollar and the currencies of the equity securities held by the Fund;
•	the occurrence of certain events to the Fund that may or may not require an adjustment to the Share Adjustment Factor; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
JPMorgan Structured Investments —	PS-5
Annual Auto Callable Notes Linked to the Lesser Performing of the Hang Seng China Enterprises Index and the iShares® MSCI Emerging Markets Index Fund

Hypothetical Examples of Amounts Payable upon Automatic Call or at Maturity

The following table illustrates the hypothetical simple total return (i.e., not compounded) on the Notes that could be realized with respect to the applicable Call Valuation Date for a range of movements in the Lesser Performing Underlying as shown under the column “Lesser Performing Underlying Closing Level Appreciation/Depreciation at Call Valuation Date.” Each hypothetical payment set forth below assumes that the Lesser Performing Underlying is the iShares® MSCI Emerging Markets Index Fund. We make no representation or warranty as to which of the Underlyings will be the Lesser Performing Underlying for purposes of calculating your actual payment at maturity, if any, or as to what the closing level of either Underlying will be on any Call Valuation Date. In addition, the following table and examples assume an Initial Level for the Lesser Performing Underlying of $42, a Call Level of $42 (equal to 100% of the hypothetical Initial Level) for the first and second Call Valuation Dates, a Call Level of $37.80 (equal to 90% of the hypothetical Initial Level) for the final Call Valuation Date, a Barrier Level of $31.50 (equal to 75% of the hypothetical Initial Level) and reflect that the Call Premium Percentages used to calculate the call premium amount applicable to the first, second and final Call Valuation Dates are 12.25%, 24.50% and 36.75%, respectively. There will be only one payment on the Notes whether called or at maturity. An entry of “N/A” indicates that the Notes would not be called on the applicable Call Valuation Date and no payment would be made on the applicable Call Settlement Date. Each hypothetical total return or payment on the Notes set forth below is for illustrative purposes only and may not be the actual total return or payment on the Notes applicable to a purchaser of the Notes.

Lesser Performing Underlying Closing Level	Lesser Performing Underlying Appreciation/ Depreciation at Call Valuation Date	Total Return at First Call Valuation Date	Total Return at Second Call Valuation Date	Total Return at Final Call Valuation Date (1)
$75.6000	80.00%	12.25%	24.50%	36.75%
$71.4000	70.00%	12.25%	24.50%	36.75%
$67.2000	60.00%	12.25%	24.50%	36.75%
$63.0000	50.00%	12.25%	24.50%	36.75%
$58.8000	40.00%	12.25%	24.50%	36.75%
$54.6000	30.00%	12.25%	24.50%	36.75%
$50.4000	20.00%	12.25%	24.50%	36.75%
$46.2000	10.00%	12.25%	24.50%	36.75%
$42.0000	0.00%	12.25%	24.50%	36.75%
$39.9000	-5.00%	N/A	N/A	36.75%
$37.8000	-10.00%	N/A	N/A	36.75%
$33.6000	-20.00%	N/A	N/A	0.00%
$31.5000	-25.00%	N/A	N/A	0.00%
$31.4958	-25.01%	N/A	N/A	-25.01%
$29.4000	-30.00%	N/A	N/A	-30.00%
$25.2000	-40.00%	N/A	N/A	-40.00%
$21.0000	-50.00%	N/A	N/A	-50.00%
$16.8000	-60.00%	N/A	N/A	-60.00%
$12.6000	-70.00%	N/A	N/A	-70.00%
$8.4000	-80.00%	N/A	N/A	-80.00%
$4.2000	-90.00%	N/A	N/A	-90.00%
$0.0000	-100.00%	N/A	N/A	-100.00%

(1) If the Notes have not been automatically called and the Final Level (i.e., the closing level on the final Call Valuation Date) of either Underlying is less than its Barrier Level, you will lose more than 25% of your principal amount and may lose all of your principal amount at maturity.

The following examples illustrate how the payment on the Notes in different hypothetical scenarios is calculated.

Example 1: The closing level of the Lesser Performing Underlying increases from the Initial Level of $42 to a closing level of $46.20 on the first Call Valuation Date. Because the closing level of the Lesser Performing Underlying on the first Call Valuation Date of $46.20 is greater than the corresponding Call Level of $42, the Notes are automatically called, and the investor receives a single payment of $1,122.50 per $1,000 principal amount Note on the first Call Settlement Date.

JPMorgan Structured Investments —	PS-6
Annual Auto Callable Notes Linked to the Lesser Performing of the Hang Seng China Enterprises Index and the iShares® MSCI Emerging Markets Index Fund

Example 2: The closing level of the Lesser Performing Underlying decreases from the Initial Level of $42 to a closing level of $37.80 on the first Call Valuation Date, $33.60 on the second Call Valuation Date and $39.90 on the final Call Valuation Date. Because the closing level of the Lesser Performing Underlying on each of the first and second Call Valuation Dates ($37.80 and $33.60) is less than the Call Level of $42, the Notes are not automatically called on these Call Valuation Dates. However, because the closing level of the Lesser Performing Underlying on the final Call Valuation Date of $39.90 is greater than the corresponding Call Level of $37.80, the Notes are automatically called on the final Call Valuation Date, and the investor receives a single payment of $1,367.50 per $1,000 principal amount Note on the Maturity Date. This represents the maximum total payment an investor may receive over the term of the Notes.

Example 3: The closing level of the Lesser Performing Underlying decreases from the Initial Level of $42 to a closing level of $25.20 on the first Call Valuation Date, $29.40 on the second Call Valuation Date and $33.60 on the final Call Valuation Date. Because (a) the closing level of the Lesser Performing Underlying on each of the Call Valuation Dates ($25.20, $29.40 and $33.60) is less than the corresponding Call Levels of $42 (for the first and second Call Valuation Dates) and $37.80 (for the final Call Valuation Date) and (b) the Final Level of the Lesser Performing Underlying is greater than its Barrier Level of $31.50, the Notes are not automatically called and the payment at maturity is the principal amount of $1,000 per $1,000 principal amount Note.

Example 4: The closing level of the Lesser Performing Underlying decreases from the Initial Level of $42 to a closing level of $37.80 on the first Call Valuation Date, $33.60 on the second Call Valuation Date and $25.20 on the final Call Valuation Date. Because (a) the closing level of the Lesser Performing Underlying on each of the Call Valuation Dates ($37.80, $33.60 and $25.20) is less than the corresponding Call Levels of $42 (for the first and second Call Valuation Dates) and $37.80 (for the final Call Valuation Date) and (b) the Final Level of the Lesser Performing Underlying is less than its Barrier Level of $31.50, the Notes are not automatically called and the investor receives a payment at maturity that is less than the principal amount for each $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × -40%) = $600

The hypothetical returns and hypothetical payments on the Notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-7
Annual Auto Callable Notes Linked to the Lesser Performing of the Hang Seng China Enterprises Index and the iShares® MSCI Emerging Markets Index Fund

Historical Information

The following graphs show the historical weekly performance of the Hang Seng China Enterprises Index and the iShares® MSCI Emerging Markets Index Fund from January 4, 2008 through April 19, 2013. The closing level of the Hang Seng China Enterprises Index on April 25, 2013 was 10,772.76. The closing level of the iShares® MSCI Emerging Markets Index Fund on April 25, 2013 was $42.67. We obtained the various closing levels of the Underlyings below from Bloomberg Financial Markets, without independent verification.

The historical levels of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level of either Underlying on any Call Valuation Date. We cannot give you assurance that the performance of the Underlyings will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the Fund or the equity securities held by the Fund will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the Fund or the equity securities held by the Fund.

JPMorgan Structured Investments —	PS-8
Annual Auto Callable Notes Linked to the Lesser Performing of the Hang Seng China Enterprises Index and the iShares® MSCI Emerging Markets Index Fund

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the Notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.

JPMorgan Structured Investments —	PS-9
Annual Auto Callable Notes Linked to the Lesser Performing of the Hang Seng China Enterprises Index and the iShares® MSCI Emerging Markets Index Fund